News Release

FOR IMMEDIATE RELEASE

TEREX COMPLETES AMENDMENT AND REPRICING OF TERM LOAN

WESTPORT, CT, November 13, 2013 -- Terex Corporation (NYSE: TEX) today announced it has completed a repricing of its term loans that is expected to reduce its cash interest costs by approximately $5 million annually. Additionally, the amendment to the credit agreement also provides, among other things, greater flexibility for the Company in financing its equipment sales.

Kevin Bradley, Senior Vice President and Chief Financial Officer commented, “The strong credit market and our improved credit profile have enabled us to reduce our cost of debt. One of the three main focuses of our Company is to improve our financial efficiency. We have made very good strides in this area over the past 18 months, reducing both the amount of debt outstanding as well as our interest rates, and this is another step forward in those efforts.”

Contact Information:
Tom Gelston
Vice President, Investor Relations
Phone: (203) 222-5943
Email: thomas.gelston@terex.com

About Terex

Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, manufacturing, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to its investors and the market.

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com